Exhibit 10.40

FIRST AMENDMENT TO

STOCK OPTION AGREEMENT

This FIRST AMENDMENT TO STOCK OPTION AGREEMENT (this “Amendment”) is made as of «DATE» (the “Effective Date”), between American Tire Distributors Holdings, Inc., a Delaware corporation (the “Company”), and «NAME» (the “Optionee”).

RECITALS

A. The Company and the Optionee are parties to the Stock Option Agreement, dated as of May 25, 2005 (the “Option Agreement”), pursuant to which the Company granted to Optionee an option to purchase shares (the “Option Shares”) of Series A Common Stock, $0.01 par value per share, of the Company, subject to the terms and conditions of the Company’s 2005 Management Stock Incentive Plan (the “Plan”).

B. As of the date hereof, the option has vested with respect to «NUMBER OF SHARES»Option Shares, and remains unvested with respect to «NUMBER OF SHARES»Option Shares.

C. The parties hereto desire to amend the Option Agreement on the terms and conditions more specifically set forth below.

NOW, THEREFORE, for and in consideration of the foregoing premises, and the covenants and agreements of the parties set forth herein, together with other good and valuable consideration received by each of the parties, the receipt and sufficiency of which are hereby acknowledged and confessed by each of the parties, the parties do hereby covenant and agree as follows:

AGREEMENTS

1. Definitions. Capitalized terms which are used but not defined in this Amendment shall have the meanings ascribed thereto in the Option Agreement.

2. Exercisability. Section 3(a) of the Option Agreement is hereby amended to insert the following sentences at the end of such clause:

“With respect to the Option Shares that remain unvested at January 1, 2009 (the “Remaining Option Shares”), vesting pursuant to Exhibit 1 shall no longer apply and the Option shall become exercisable to the extent of one-third (1/3) of the number of Remaining Option Shares as of the end of each of the Fiscal Years set forth on Exhibit 2 of this Agreement if the Company’s EBITDA equals or exceeds the Target annual EBITDA amount set forth in column (A) of Exhibit 2 with respect to such Fiscal Year. If, as of the end of any Fiscal Year set forth on Exhibit 2, the Company’s cumulative annual EBITDA amount as of the end of such Fiscal Year equals or exceeds the Cumulative Target EBITDA amount set forth in column (B) of Exhibit 2 with respect to such Fiscal Year, the Option shall become exercisable to the extent that it did not become exercisable, but would have become exercisable had the Company achieved its Target annual EBITDA amounts for that and each of such preceding Fiscal Years.”

3. Additional Exhibit. Exhibit 2, in the form attached to this Amendment, shall be annexed to the Option Agreement.

4. Ratification. Except as expressly provided in this Amendment, all of the terms and provisions of the Option Agreement shall remain unaffected, unchanged and unimpaired by reason of this Amendment. The Option Agreement, as amended by this Amendment, is hereby ratified, confirmed and continued in full force and effect.

5. Reliance. The Optionee acknowledges and agrees that the Company will continue to administer the Plan (including allocation of options authorized under the Plan) in reliance on the agreements set forth in this Amendment.

6. Counterparts. This Amendment may be executed in two counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the Effective Date.

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

By:
Name:
Title:

OPTIONEE:

Name: «NAME»

Address:

Facsimile: ( )

EXHIBIT 2

EARNINGS BEFORE INTEREST, TAXES,

DEPRECIATION AND AMORTIZATION

(IN MILLIONS OF DOLLARS)

Fiscal Year	(A) Target	(B) Cumulative Target
2009	$102.2	$102.2
2010	$130.1	$232.4
2011	$138.2	$370.6

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) is defined as Consolidated Net Income (loss) of the Company and its Subsidiaries as it would appear on a statement of income (loss) of the Company prepared in accordance with U.S. GAAP, consistently applied, which shall (i) exclude or be otherwise adjusted for acquisitions and additional equity contributions to the extent such acquisitions and/or equity contributions are determined by the Board of Directors in good faith to materially affect target EBITDA for any particular Fiscal Year, (ii) reflect a reduction for all management and employee bonuses payable with respect to the Fiscal Year and (iii) be adjusted for any material Board of Directors approved amendment to the capital expenditure plan; plus (minus), to the extent such amounts are otherwise taken into account in determining EBITDA (prior to adjustment), the following:

1.	Any provision (benefit) for taxes (including franchise taxes) deducted (added) in calculating such consolidated net income (loss); plus

2.	Any interest expense (net of interest income), deducted in calculating such consolidated net income (loss); plus

3.	Amortization expenses deducted in calculating consolidated net income (loss); plus

4.	Depreciation expense deducted in calculating consolidated net income (loss); plus

5.	Management fees paid to Investcorp; plus (minus)

6.	Any unusual losses (gains) deducted (added) in calculating consolidated net income (loss). (Unusual items are intended to include transactions considered outside the ordinary course of business. EBITDA will be adjusted to eliminate the effects, if any, of such transactions, the intent being to calculate EBITDA as if such transactions had not occurred); plus (minus)

7.	Any compensation expense (income) deducted (added) in calculating consolidated net income (loss) attributable to transactions involving equity securities of the Company or its Subsidiaries.

EBITDA shall be computed and determined by the Board of Directors in good faith. The Participant and his or her representative shall be provided reasonable opportunity to review the computation of EBITDA and reasonable access to the data and information supporting such computation, but the Board of Directors’ determination shall be conclusive and binding.